EXHIBIT 99.1
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO THE UNITED STATES, AUSTRIA, BULGARIA, CROATIA, CYPRUS, ESTONIA, GREECE, HUNGARY, LATVIA, LITHUANIA, MALTA, ROMANIA, SLOVAKIA OR SLOVENIA OR IN OR INTO ANY OTHER JURISDICTION WHERE TO DO SO MIGHT CONSTITUTE A VIOLATION OR BREACH OF ANY APPLICABLE LAW.
WITHIN THE EUROPEAN UNION, THIS ANNOUCEMENT MAY ONLY BE COMMUNICATED TO PROFESSIONAL CLIENTS (AS DEFINED UNDER DIRECTIVE 2004/39/EC) IN BELGIUM, DENMARK, CZECH REPUBLIC, FINLAND, FRANCE, GERMANY, IRELAND, ITALY, LUXEMBOURG, THE NETHERLANDS, POLAND, PORTUGAL, SPAIN, SWEDEN AND THE UNITED KINGDOM.

PLEASE SEE THE IMPORTANT NOTICE AT THE END OF THIS ANNOUNCEMENT.

Kennedy Wilson Europe Real Estate Plc
Publication of Final Terms
11 November 2015

The following final terms (the "Final Terms"), dated 10 November 2015, are available for viewing:
Final Terms for the issue by Kennedy Wilson Europe Real Estate Plc ("KWE") of €400,000,000 3.250 per cent. Notes due 2025 (the "Notes")
The Notes are issued under KWE's £2,000,000,000 Euro Medium Term Note Programme.
The Final Terms must be read in conjunction with the Base Prospectus dated 5 November 2015 (the "Base Prospectus") which comprises a base prospectus for the purposes of Article 5.4 of Directive 2003/71/EC, as amended. Full information on KWE in respect of the offer of the Notes is only available on the basis of the combination of the Base Prospectus and the Final Terms.
To view the Final Terms, please copy and paste the following URL into the address bar of your browser:
http://www.rns-pdf.londonstockexchange.com/rns/2705F_-2015-11-10.pdf

A copy of the Final Terms will also be submitted to the National Storage Mechanism and will shortly be available for inspection at: www.morningstar.co.uk/uk/NSM

For further information, please contact:
Investors
Juliana Weiss Dalton
+44 (0) 20 7479 7249
JWeissDalton@kennedywilson.eu
Press
Dido Laurimore/ Richard Sunderland/ Tom Gough
+44 (0) 20 3727 1000
kennedywilson@fticonsulting.com

IMPORTANT NOTICE

The Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") or with any securities regulatory authority of any state or other jurisdiction of the United States and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons as defined in Regulation S under the Securities Act.
Under no circumstances shall this announcement constitute an offer to sell or the solicitation of an offer to buy any Notes in any jurisdiction where it is unlawful to do so. Recipients of this announcement who intend to subscribe for or purchase the Notes are reminded that any subscription or purchase may only be made on the basis of the information contained in the Base Prospectus and the Final Terms.

This announcement may only be communicated to persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply.
This announcement does not constitute an offer, an invitation or a solicitation for any investment or subscription for the shares of KWE.

KWE is regulated in Jersey by the Jersey Financial Services Commission (the "JFSC") as a listed fund pursuant to the Jersey Listed Fund Guide published by the JFSC and the Collective Investment Funds (Jersey) Law 1988. The JFSC does not take any responsibility for the financial soundness of KWE or the correctness of any statement made or expressed in this announcement. The JFSC is protected by the Collective Investment Funds (Jersey) Law 1988 against any liability arising from the discharge of functions under that law. The JFSC is also protected by the Financial Services (Jersey) Law 1998 against liability from the discharge of its functions under that law.